HOUGHTON MIFFLIN COMPANY
                                   EXHIBIT 21

                             LIST OF SUBSIDIARIES

     All of the subsidiaries of the Company, all of which are directly or indirectly wholly owned by the Company, including those significant subsidiaries listed below, are include in the consolidated financial statements.


     1. McDougal Littell Inc., a Delaware corporation.

     2. The Riverside Publishing Company, a Delaware corporation.

     3. Great Source Educational Group, Inc., a Delaware corporation.